EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178448 on Form S-4 of 1st United Bancorp, Inc. of our report dated December 16, 2011, with respect to the statement of assets acquired and liabilities assumed by 1st United Bank, (a wholly-owned subsidiary of 1st United Bancorp, Inc.) pursuant to the Purchase and Assumption Agreement dated October 21, 2011, appearing in this Form 8-K/A.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

December 16, 2011